[LOGO]
                                                                    CYBERDEFENSE
                                                                     SYSTEMS(TM)

Press Release
--------------------------------------------------------------------------------


                Cyber Defense System Announces Insider Investment

ST PETERSBURG, FL - April 24, 2006 -- Cyber Defense Systems, Inc. (OTCBB: CYDF), a designer and developer of next-generation unmanned aerial vehicles (UAVs), is pleased to announce that on Friday, April 21st approximately $827,000 of its outstanding debt was converted to 2,736,551 shares of restricted Class A common stock at fixed conversion prices averaging $0.30 per share. Of this amount, approximately $424,000 was converted to equity by officers, directors and affiliates of the Company, while the remaining $403,000 was converted by certain lenders, service providers and suppliers that have a relationship with the Company.

Among those that have taken part in this debt to equity conversion are: William
C. Robinson, CEO; Cherokee Raiders, LP, an affiliate controlled by Mr. Robinson; David M. Barnes, CFO; Keith Vierela, COO & Director; Directors Michael F. Lawson and Frank Lively; and EVP of Techsphere John Youngbeck.

Mr. Billy Robinson, CEO of Cyber Defense, stated, "We are clearly pleased that so many of our officers, directors and others that are close to the Company were able to demonstrate their collective confidence in the opportunities that we offer and in our future. At this phase of our growth, the elimination of $827,000 of debt is significant to us and will enable the Company to make further progress towards achieving its near-term goals."

About Cyber Defense Systems

Cyber Defense Systems, Inc. (OTCBB: CYDF) is designing and building a new generation of UAVs. Cyber Defense is currently marketing airships and their CyberBug(TM) UAVs to various branches of the U.S. government and U.S. allies as multi-use platform vehicles capable of deployment in surveillance and communication operations. For more information about Cyber Defense Systems, Inc. go to: http://www.cduav.com

About Techsphere Systems International

Techsphere Systems International, Inc., a wholly owned subsidiary of Cyber Defense located in Atlanta and Columbus, GA, is a manufacturer of low, mid and high-altitude airships. Together with their teaming companies, Techsphere will design and build unique airship platforms for use in many areas including surveillance, the military and wireless communications. The current spherical airship design holds the world altitude record at over 20,000 feet. For more information about Techsphere go to: http://www.techsphere.us.

Forward Looking Statements:

This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations;
(iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control and those actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Contact:

Cyber Defense Systems, Inc.
Techsphere Systems International, Inc.
Billy Robinson
727-577-0878
billy@cduav.com

Osprey Partners
Mike Mulshine
Office: 732-292-0982
osprey57@optonline.net